Exhibit 99.1

Contact:	Richard J. Lieb,
Chief Financial Officer
Greenhill & Co., Inc.
(212) 389-1800

For Immediate Release

GREENHILL & CO. REPORTS FOURTH QUARTER

AND FULL YEAR 2011 RESULTS

•	Messages of support following the tragic death of two Managing Directors in December gratefully acknowledged

•	Advisory revenues up 51% for the fourth quarter and 20% for the full year compared to same periods in prior year, primarily driven by increase in client base

•	Annual advisory revenues of $303 million were second highest in history of the Firm and highest since 2007

•

Total revenue for quarter impacted by $14 million gain on our interest in Iridium Communications Inc. (NASDAQ: IRDM), partially offset by a $6 million write down in the value of our remaining fund investments

•

Compensation ratio for the fourth quarter at 50% of total revenues, for the year at 53% of total revenues, in each case before the accelerated amortization of compensation expense relating to the tragic loss of the two Managing Directors[1]

•	Pre-tax profit margin of 34% for the quarter and 26% for year, each before the accelerated compensation expense

•

Repurchased 258,902 shares of our common stock during the fourth quarter in open market transactions; for the full year 2011 repurchased 1,352,493 shares of our common stock and common stock equivalents[2]

•	Share repurchase authority increased to $100 million for 2012

[1]

Refers to a pre-tax charge in the fourth quarter of 2011 to compensation and benefits expense of $7.0 million for the accelerated vesting of restricted stock awards previously granted to two Managing Directors who died in an airplane accident in December 2011.

[2]	Includes 283,774 restricted stock units repurchased from employees at the time of vesting to settle tax liabilities.

•	Management changes and internal promotions to Managing Director announced; total client facing Managing Directors now 65

NEW YORK, January 25, 2012 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $294.0 million for the year ended December 31, 2011 compared with revenues of $278.3 million for 2010, which represents an increase of $15.7 million, or 6%. Advisory revenues for 2011 were $302.8 million compared with $252.2 million for 2010, representing an increase of $50.6 million, or 20%.

Net income available to common stockholders, after excluding the compensation charge incurred in connection with the accelerated vesting of restricted stock awards to two deceased Managing Directors, was $48.9 million for the year ended December 31, 2011, compared with net income available to common stockholders of $34.5 million for the year ended December 31, 2010, representing an increase of $14.4 million, or 42%. Diluted earnings per share for 2011, after exclusion of the accelerated compensation charge, were $1.58 as compared with diluted earnings per share of $1.12 for 2010, which represents an increase of 41%. On a U.S. GAAP basis, which includes the accelerated compensation charge, for the year ended December 31, 2011, net income available to common stockholders was $44.6 million and diluted earnings per share were $1.44.

Throughout the discussion of operating results for 2011, the information provided excludes the compensation charge and related tax effect for the accelerated vesting of restricted stock awards for the two employees who passed away in December 2011. Management believes that the results, excluding this accelerated compensation charge, provide the most meaningful basis for comparison among present, historical and future periods. A reconciliation of the results, which exclude the accelerated compensation charge in 2011, to the U.S. GAAP results for three and twelve month periods ended December 31, 2011 is presented at the end of this release.

The Firm’s fourth quarter revenues of $94.5 million compare with revenues of $61.9 million for the fourth quarter of 2010, which represents an increase of $32.6 million, or 53%. Advisory revenues for the fourth quarter of 2011 were $85.5 million compared to $56.7 million for the same period in 2010, representing an increase of $28.8 million, or 51%.

The Firm’s fourth quarter net income allocated to common stockholders, excluding the accelerated compensation charge, was $20.4 million compared to net income allocated to common stockholders of $2.0 million in the fourth quarter of 2010, or is $18.4 million higher than the same period in the prior year. Diluted earnings per share, excluding the accelerated compensation charge, for the fourth quarter of 2011 were $0.67, an increase of $0.61, as compared to $0.06 for the fourth quarter of 2010. On a U.S. GAAP basis, which includes the accelerated compensation charge, net income available to common stockholders for the three months ended December 31, 2011 was $16.1 million and diluted earnings per share were $0.53.

The Firm’s revenues and net income can fluctuate materially depending on the number and size of completed transactions on which it advised, the size of investment gains (or losses), and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“First, we would like to acknowledge the outpouring of support we received from shareholders, clients and friends in the wake of the tragic deaths in a December airplane accident of two of our partners, Jeffrey Buckalew and Rakesh Chawla, along with Jeff’s wife Corinne and children Jackson and Meriwether. Quite apart from the considerable investment banking skills of Jeff and Rakesh, these were two great men and great partners, and they will be sorely missed by our Firm and all others who knew them. At the same time, we are doing all the things one would expect a place with a strong, close-knit culture to do at a moment like this, which is for each of us to do whatever it takes to fill the gap left by those lost.

Turning to our fourth quarter and full year results, we are very pleased with our achievements in what has obviously remained a difficult environment for transaction activity. We generated impressive advisory revenue growth, demonstrating another year of growth in market share as defined by our share of all advisory fees reported globally. At the same time our high level of productivity, measured by revenue per employee, allowed us to keep our costs well under control. Our compensation ratio was again well below that of our closest peers on a comparable basis, and our non-compensation costs in absolute terms were up only slightly from the prior year. Our resulting strong profit margin allowed us to maintain an attractive dividend throughout the year while also repurchasing more than 1 million shares of our stock. We ended the year with no net debt, and our board has authorized up to $100 million of additional share repurchases in 2012,” Robert F. Greenhill, Chairman, said.

“We are particularly pleased with the diversity of our revenue sources for 2011. We earned fees from a record number of clients, up 14% from the prior year, and our $1 million or greater revenue clients increased by 30%. Nearly half of our revenue was generated outside North America, with Australia making a particularly strong contribution, and Europe also showing improvement. We also had good results in many different industry sectors, with Financial Services, Healthcare and Consumer Goods & Retail each performing strongly. Our relatively new Capital Advisory business, which primarily raises capital for private equity and real estate funds, made its first significant revenue contribution, earning fees from many different clients. In total, it is notable that less than two-thirds of our advisory revenue resulted from the completion of corporate M&A transactions, demonstrating that we continue to find new ways to provide valuable advice to clients and generate revenue for the Firm. Where we generated M&A completion fees, more than one-third of the total resulted from cross-border transactions, demonstrating the strength of our global network of offices. The fundamental source of our continued growth and profitability is our strong culture of excellence and teamwork. In that regard, 2011 was another year of continuity of key personnel, further development of talent internally and selective recruiting of new talent. The net result was total headcount only modestly changed from the prior year end, without any need then or currently for any layoffs or restructuring of the kind so common at our larger competitors,” Scott L. Bok, Chief Executive Officer, commented.

Revenues

Revenues by Source

The following provides a breakdown of total revenues by source for the three month periods and years ended December 31, 2011 and 2010, respectively:

	For the Three Months Ended
	December 31, 2011		December 31, 2010
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory fees	$85.5	90%	$56.7	92%
Merchant banking and other investment revenues	9.0	10%	5.2	8%

Total revenues	$94.5	100%	$61.9	100%

	For the Year Ended
	December 31, 2011		December 31, 2010
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory fees	$302.8	103%	$252.2	91%
Merchant banking and other investment revenues	(8.8)	(3)%	26.1	9%

Total revenues	$294.0	100%	$278.3	100%

Advisory Revenues

Full Year

For year ended December 31, 2011, advisory revenues were $302.8 million compared to $252.2 million in 2010, representing an increase of 20%. The increase in our 2011 advisory fees, as compared to 2010, resulted from a greater number of fee-paying clients, an increase in the number of completed assignments, an increase in the volume of strategic advisory assignments with related retainer fees, and greater revenues from our capital advisory group.

We earned advisory revenues from 160 different clients in 2011, up 14% compared to 140 in 2010. We earned $1 million or more from 74 clients in 2011, up 30% compared to 57 in 2010, and 26% of those were new to the Firm in 2011. The ten largest fee-paying clients contributed 35% and 36% to our total revenues in 2011 and 2010, respectively, and only one of our ten largest fee-paying clients in 2011 had in any prior year been among our ten largest fee-paying clients.

During the year ended December 31, 2011, as compared to the prior year, worldwide completed M&A volume increased 22%, from $1.929 billion to $2.353 billion3.

[3]	Global M&A completed transaction volume for the year ended December 31, 2011 as compared to the year ended December 31, 2010. Source: Thomson Financial as of January 12, 2012.

Historical Financial Advisory Revenues by Client Location

	For the Year Ended December 31,
	2011	2010	2009	2008	2007
North America	52%	56%	65%	53%	37%
Europe	21%	18%	34%	44%	61%
Australia	23%	15%	—	—	—
Asia, Latin America & Other	4%	11%	1%	3%	2%

Historical Financial Advisory Revenues by Industry

	For the Year Ended December 31,
	2011	2010	2009	2008	2007
Financial Services	22%	17%	19%	18%	26%
Energy & Utilities	8%	14%	8%	13%	6%
Healthcare	12%	7%	16%	8%	1%
Communications & Media	7%	7%	1%	11%	12%
Consumer Goods & Retail	13%	6%	8%	7%	20%
Real Estate, Lodging & Leisure	6%	6%	2%	8%	5%
Technology	2%	4%	10%	1%	2%
General Industrial & Other	21%	38%	34%	34%	28%
Capital Advisory (Fund Placement)	9%	1%	2%	—	—

Fourth Quarter

Advisory revenues were $85.5 million in the fourth quarter of 2011 compared to $56.7 million in the fourth quarter of 2010, which represents an increase of 51%. In the fourth quarter of 2011, we experienced an increase in the number and scale of completed assignments as well as a greater volume and increased revenues from both strategic advisory assignments with related retainer fees and capital advisory assignments as compared to the fourth quarter of 2010.

Advisory assignments completed in the fourth quarter of 2011 included:

•	the sale by Aegis Group plc of Synovate to Ipsos S.A.;

•	the acquisition by Boyd Gaming Corporation of IP Casino Resort & Spa;

•	the sale of Capital Power Income L.P. to Atlantic Power Corp;

•	the acquisition of Coal and Allied Industries Limited by Rio Tinto Limited and Mitsubishi Corporation by way of Scheme of Arrangement;

•	the representation of Goodman Fielder Limited on its equity capital raising via a rights issue;

•	the acquisition by Heiwa Corporation of PGM Holdings K.K.;

•	the sale by Archer Capital and Ironbridge of iNova Pharmaceuticals to Valeant Pharmaceuticals;

•	the spinoff by MeadWestvaco Corporation of its Consumer & Office Products division and subsequent merger of the division with ACCO Brands Corporation;

•	the acquisition by Recruit Co. Ltd of Advantage Resourcing America, Inc. & Advantage Resourcing Europe B.V.;

•	the acquisition by Super Retail Group Limited of Rebel Group Limited and its associated equity capital raising via a rights issue; and

•	the acquisition by Virgin Money of Northern Rock plc.

During the fourth quarter of 2011, our capital advisory group served as global placement agent on behalf of private equity and real estate funds for two interim closings and two final closings of the sale of limited partnership interests in such funds. We also advised on a secondary market sale of limited partner interests.

Management and Personnel Changes

Richard J. Lieb, 52, who joined the Firm seven years ago, and has headed our Financing Advisory & Restructuring business in North America and serves as our Chief Financial Officer, becomes Head of North American Corporate Advisory. Prior to joining the Firm, Mr. Lieb spent 20 years at Goldman Sachs where he headed the real estate investment banking department for several years. Mr. Lieb will retain his position as Chief Financial Officer for some months until it is transitioned to a successor from within the Firm.

Bradley A. Robins, 47, who joined the Firm ten years ago, becomes Head of our Financing Advisory and Restructuring Group in North America. Prior to joining the Firm, Mr. Robins was a Senior Vice President at Houlihan Lokey Howard & Zukin, where he led a variety of restructuring and M&A engagements. Mr. Robins began his career as an attorney at Wachtell, Lipton, Rosen & Katz in New York.

Harold J. Rodriguez, Jr., 56, who joined the Firm twelve years ago, becomes Chief Operating Officer, where he will continue to play the leadership role on essentially all aspects of the Firm’s operations other than those relating to clients. Mr. Rodriguez will also retain his current titles of Chief Accounting Officer and Chief Financial Officer of our key corporate subsidiaries and in that capacity will be closely involved with the transition of the parent company Chief Financial Officer role.

Additionally, in January 2012 as part of the annual evaluation and promotion process, the Firm named five new Managing Directors: Birger Berendes (New York), Ashish Contractor (New York), Kevin Costantino (New York), Simon McConnell (Melbourne) and Jacob Spens (London). Mr. Berendes and Mr. Costantino are part of our North American Mergers & Acquisitions Group. Mr. Contractor focuses primarily on the pharmaceuticals industry, Mr. McConnell focuses on Australian clients and Mr. Spens focuses on the Nordic Region.

Merchant Banking and Other Investment Revenues

As of December 31, 2010 the Firm completed its separation from its historic merchant banking business and no longer earns management fees or incurs personnel and other costs related to that business. It is our intention to realize value from our remaining principal investments over time.

At December 31, 2011, our remaining investments consisted principally of our investment in Iridium, which had a value of $68.9 million, and our remaining investments in previously sponsored and other merchant banking funds of $44.0 million, which includes $10.5 million of value that has been transferred to third parties subject to a put option.

During 2011, we sold for book value substantially all of our interests in two funds that we sponsored prior to our exit from the merchant banking business (GCP II and GSAV). In October 2011, we initiated a 10b5-1 sales plan to sell our entire interest in Iridium over a period of more than two years. During the fourth quarter of 2011, the Firm sold 870,000 shares of Iridium at an average price per share of $6.72.

The following table sets forth additional information relating to our merchant banking and other investment revenues for the three month periods and years ended December 31, 2011 and 2010:

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2011	2010	2011	2010
	(in millions, unaudited)
Management fees	$—	$2.2	$—	$12.9
Net realized and unrealized gains (losses) on investments in merchant banking funds	(5.5)	5.0	(4.5)	6.7
Net realized and unrealized merchant banking profit overrides	—	0.1	—	0.2
Sale of certain merchant banking assets	0.2	0.3	0.8	1.1
Net realized and unrealized gain (loss) in Iridium	13.9	(2.6)	(6.2)	5.0
Other realized and unrealized investment income (loss)	—	—	—	(0.2)
Interest income	0.3	0.2	1.1	0.4

Total merchant banking & other revenues	$8.9	$5.2	$(8.8)	$26.1

Full Year

For the year ended December 31, 2011, the Firm recorded a loss of $8.8 million in merchant banking and other investment revenues compared to a gain of $26.1 million for the year ended December 31, 2010. The decline in our 2011 merchant banking and other investment revenues of $34.9 million as compared to 2010 primarily resulted from the absence of merchant banking management fees due to our discontinuation of the management of merchant banking funds at year-end 2010, the net decrease in value of our investment in Iridium of $11.2 million and a net change in unrealized losses recognized from our investments in our historic merchant banking funds of $11.2 million. For the year ended December 31, 2010, we earned management fee revenue of $12.9 million.

Fourth Quarter

For the fourth quarter of 2011, the Firm recorded $8.9 million in total merchant banking and other investment revenues compared to $5.2 million in the fourth quarter of 2010. The increase in fourth quarter revenues in 2011 resulted predominantly from an increase in the value of our investment in Iridium as compared to a loss in the same period in 2010, partially offset by the recognition of a loss in our investments in previously sponsored merchant banking funds as compared to the recognition of a gain in the prior year’s fourth quarter.

The investment gains (or losses) from our investment in Iridium and our investments in our historic merchant banking funds may fluctuate significantly over time due to factors beyond our control, such as performance of each company in our merchant banking portfolio, equity market valuations, commodity prices and merger and acquisition opportunities. Revenues recognized from gains (or losses) recorded in any particular period are not necessarily indicative of revenues that may be realized and/or recognized in future periods.

Expenses

Operating Expenses

As mentioned above the operating expenses for 2011 are presented after excluding the accelerated compensation charge of $7.0 million incurred in the fourth quarter of 2011. A reconciliation of the U.S. GAAP results for 2011 to the results, excluding the accelerated compensation charge, is presented at the end of this release.

Full Year

For the year ended December 31, 2011, total operating expenses, excluding the accelerated compensation charge, were $218.3 million compared to $219.4 million of total operating expenses in 2010. The decrease of $1.1 million, or 0.5%, related to a slight decrease in our compensation expense offset by an increase in our non-compensation expense, each as described in more detail below. The pre-tax income margin, excluding the accelerated compensation charge, for the year ended December 31, 2011 was 26% compared to 21% in 2010. On a U.S. GAAP basis, which includes the accelerated compensation charge, for the year ended December 31, 2011, total operating expenses were $225.3 million and the pre-tax income margin was 23%.

Fourth Quarter

Our total operating expenses, excluding the accelerated compensation charge, for the fourth quarter of 2011 were $62.4 million compared to $60.3 million of total operating expenses for the fourth quarter of 2010. This represents an increase in total operating expenses of $2.1 million, or

3%, and resulted from an increase in compensation expense as discussed in more detail below. Our pre-tax income margin, excluding the accelerated compensation charge, was 34% for the fourth quarter of 2011 as compared to 3% for the fourth quarter of 2010. On a U.S. GAAP basis, which includes the accelerated compensation charge, for the fourth quarter of 2011, total operating expenses were $69.4 million and the pre-tax income margin was 27%.

The following table sets forth information relating to our operating expenses, excluding the accelerated compensation charge, for the three and twelve months ended December 31, 2011 and the actual operating expenses for the three and twelve months ended December 31, 2010, which are reported net of reimbursements of certain expenses by our clients:

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2011	2010	2011	2010
	(in millions, unaudited)
Employee compensation and benefits expense	$47.1	$45.2	$155.5	$159.9
% of revenues	50%	73%	53%	57%
Non-compensation expense	15.3	15.1	62.8	59.5
% of revenues	16%	24%	21%	21%
Total operating expense	62.4	60.3	218.3	219.4
% of revenues	66%	97%	74%	79%
Total income before tax	32.1	1.6	75.7	59.0
Pre-tax profit margin	34%	3%	26%	21%

Compensation and Benefits Expenses

Full Year

For the year ended December 31, 2011, our employee compensation and benefits expenses, excluding the accelerated compensation charge, were $155.5 million compared to $159.9 million for the prior year. The decrease of $4.4 million, or 3%, principally resulted from lower amortization of restricted stock units due to the departure of certain employees who forfeited their awards in the third quarter of 2011. The compensation and benefits expense, excluding the accelerated compensation charge, in 2011 also declined as compared to 2010 due to a reduction in the ratio of compensation expense to total revenues to 53% from 57% in 2010 given a slightly higher revenue base in 2011 as compared to 2010. For 2011, our first full year after the separation from the merchant banking business, the ratio of compensation expense, excluding the accelerated compensation charge, to advisory (rather than total) revenues was 51%. On a U.S. GAAP basis, which includes the accelerated compensation charge, for the year ended December 31, 2011, our employee compensation and benefits expenses were $162.6 million and the ratio of compensation expense to total revenues was 55%.

Fourth Quarter

Our employee compensation and benefits expenses, excluding the accelerated compensation charge, in the fourth quarter of 2011 were $47.1 million, which reflects a 50% ratio of compensation to total revenues. This amount compared to $45.2 million for the fourth quarter of

2010, which reflected a 73% ratio of compensation to revenue. The increase of $1.9 million in compensation expense in the fourth quarter of 2011 as compared to the same period in 2010 resulted from a significantly lower ratio of compensation to revenues spread over a higher revenue base. On a U.S. GAAP basis, which includes the accelerated compensation charge, for the fourth quarter of 2011, total compensation and benefits expenses were $54.2 million and the ratio of compensation expense to total revenues was 57%.

Our compensation expense is generally based upon revenue and can fluctuate materially in any particular period depending upon the changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Expenses

Full Year

For the year ended December 31, 2011, our non-compensation expenses were $62.7 million compared to $59.5 million in 2010, reflecting an increase of $3.2 million, or 5%. The increase in non-compensation expenses was primarily attributable to a full year of expenses related to Australia, greater occupancy costs as a result of the expansion of office space in existing locations, the amortization of the acquired Australian intangible assets for an additional quarter in 2011, and increased travel costs related to greater business development activities, offset in part by the absence in 2011 of professional fees associated with the acquisition in Australia.

Non-compensation expenses as a percentage of revenues remained at 21% for each of the years ended December 31, 2011 and 2010.

Fourth Quarter

Our non-compensation expenses were $15.3 million in the fourth quarter of 2011 compared to $15.1 million in the fourth quarter of 2010, representing an increase of $0.2 million. The increase in non-compensation expenses principally resulted from increased leasehold amortization as a result of office expansions.

Non-compensation expenses as a percentage of revenues for the three months ended December 31, 2011 were 16% compared to 24% for the same period in the prior year. This decrease in non-compensation expense as a percentage of revenues resulted from comparable costs spread over higher revenues in the fourth quarter of 2011 as compared to the same period in 2010.

The Firm’s non-compensation expenses as a percentage of revenues can vary as a result of a variety of factors including fluctuation in revenue amounts, the changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of reimbursement of engagement-related expenses by clients, the amount of short-term borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenues in any particular period may not be indicative of the non-compensation expenses as a percentage of revenues in future periods.

Provision for Income Taxes

The Firm’s tax expense for 2011 is presented after adjusting for the tax impact of the accelerated compensation charge incurred in the fourth quarter of 2011. A reconciliation of the U.S. GAAP results for 2011 to the results excluding the accelerated compensation charge is presented at the end of this release.

Full Year

For the year ended December 31, 2011, the provision for taxes, adjusted for the tax impact of the accelerated compensation charge, was $26.8 million, which reflected an effective tax rate of 35%. This compares to a provision for taxes for the year ended December 31, 2010 of $19.5 million, which reflected an effective tax rate of 36% for the year. The increase in the provision for income taxes in year ended December 31, 2011 as compared to 2010 was attributable to higher pre-tax income allocated to common shareholders partially offset by a lower effective rate due to an increase in the proportion of income earned in lower tax rate jurisdictions. On a U.S. GAAP basis, which includes the tax effect of the accelerated compensation charge, for the year ended December 31, 2011, the provision for taxes was $24.1 million and the effective tax rate was 35%.

Fourth Quarter

The provision for taxes, adjusted for the tax impact of the accelerated compensation charge, in the fourth quarter of 2011 was $11.7 million, which reflected an effective tax rate on income allocated to common stockholders of 36%. During the fourth quarter of 2010 we recognized an income tax benefit of $0.8 million, which resulted from the incurrence of lower state taxes than had been previously accrued in 2010. On a U.S. GAAP basis, which includes the tax effect of the accelerated compensation charge, for the fourth quarter of 2011, the provision for taxes was $8.9 million and the effective tax rate was 36%.

The effective tax rate can fluctuate as a result of variations in the relative amounts of advisory and investment income earned and the tax rate imposed in the jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of December 31, 2011, we had cash of $62.1 million, investments of $112.9 million and short-term debt of $28.1 million.

During the fourth quarter, the Firm repurchased 258,902 shares of its common stock in open market purchases at an average price of $38.62, for a total purchase cost of $10.0 million. For the full year 2011 the Firm repurchased 1,068,719 shares of its common stock in open market repurchases and, in addition, repurchased from employees 283,774 restricted stock units at the time of vesting to settle tax liabilities. In aggregate in 2011, the Firm repurchased 1,352,493 shares of our common stock and common stock equivalents at an average price of $48.64 for a total purchase cost of $65.8 million.

The Board of Directors of Greenhill & Co., Inc. has authorized the repurchase of up to $100 million of its common stock through December 31, 2012.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on March 21, 2012 to common stockholders of record on March 7, 2012.

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Wednesday, January 25, 2012, accessible via telephone and the internet. Scott L. Bok, Chief Executive Officer, and Richard J. Lieb, Chief Financial Officer, will review the Firm’s 2011 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (866) 843 - 0890 (toll-free domestic) or (412) 317 - 9250 (international); passcode: 2415439. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone (until February 25, 2012 at 5p.m.) starting approximately one hour after the call ends. The replay can be accessed at (877) 344 -7529 (toll-free domestic) or (412) 317 -0088 (international); passcode: 10009325. The webcast will be archived on Greenhill’s website for 30 days after the call.

Greenhill & Co., Inc. is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, Sydney, Tokyo, Toronto, Chicago, Dallas, Houston, Los Angeles, Melbourne and San Francisco.

Basis of Alternative Financial Statement Presentation

The presentation of results excluding the accelerated compensation charge for two Managing Directors who died in a plane accident in December 2011 is not in conformity with U.S. GAAP. The Firm believes that the disclosed results when presented in conjunction with comparable U.S. GAAP results are useful to investors, better reflect management’s view of the operating results and provide the most meaningful basis for comparison among present, historical and future periods. The results excluding the accelerated compensation charge should not be considered a replacement for, or superior to, the results of financial performance prepared in accordance with U.S. GAAP. A reconciliation of the U.S. GAAP results to the results excluding the accelerated compensation charge is presented at the end of this release.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under “Risk Factors” in our Report on Form 10-K for the fiscal year 2010.

Greenhill & Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2011	2010	2011	2010
	(In thousands, except per share data)
Revenues
Advisory fees	$85,547	$56,678	$302,833	$252,201
Merchant banking and other investment revenues	8,675	5,009	(9,907)	25,681
Interest income	281	207	1,067	447

Total revenues	94,503	61,894	293,993	278,329

Expenses
Employee compensation and benefits	54,153	45,172	162,578	159,882
Occupancy and equipment rental	4,380	4,530	17,457	15,750
Depreciation and amortization	2,049	1,862	8,009	5,986
Information services	1,704	1,638	7,273	6,805
Professional fees	1,303	1,463	5,694	7,329
Travel related expenses	2,489	2,405	10,860	10,129
Interest expense	422	328	2,040	2,077
Other operating expenses	2,943	2,873	11,413	11,420

Total expenses	69,443	60,272	225,324	219,378

Income before taxes	25,060	1,623	68,669	58,951

Provision (benefit) for taxes	8,950	(844)	24,086	19,530

Consolidated net income	16,110	2,467	44,583	39,421

Less: Net income allocated to noncontrolling interests	0	473	6	4,895

Net income allocated to common stockholders	$16,110	$1,994	$44,577	$34,526

Average shares outstanding:
Basic	30,390,951	30,891,677	31,020,894	30,726,628
Diluted	30,397,575	30,952,190	31,034,817	30,776,034
Earnings per share:
Basic	$0.53	$0.06	$1.44	$1.12
Diluted	$0.53	$0.06	$1.44	$1.12
Dividends declared and paid per share	$0.45	$0.45	$1.80	$1.80

Supplemental Information Excluding Accelerated Compensation charge

Compensation and benefits excluding accelerated charge	$47,107	$45,172	$155,532	$159,882
Total expenses excluding accelerated charge	$62,397	$60,272	$218,278	$219,378
Income before taxes excluding accelerated charge	$32,106	$1,623	$75,715	$58,951
Net income allocated to common stockholders excluding accelerated charge	$20,435	$1,994	$48,902	$34,526

Net income per share excluding accelerated charge (c )
Basic	$0.67	$0.06	$1.58	$1.12
Diluted	$0.67	$0.06	$1.58	$1.12

See Reconciliation of U.S. GAAP Results to Results Excluding Accelerated Compensation Charge

Greenhill & Co., Inc. and Subsidiaries

Reconciliation of U.S. GAAP Results to Results

Excluding Accelerated Compensation Charge (a)

(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2011	2010	2011	2010
	(In thousands, except per share data)
COMPENSATION AND BENEFITS
Employee Compensation and Benefits – U.S. GAAP Basis	$54,153	$45,172	$162,578	$159,882
Adjustments to exclude accelerated compensation charges:
Acceleration of unamortized restricted stock units (a)	(7,046)	—	(7,046)	—

Employee Compensation and Benefits excluding accelerated compensation charges	$47,107	$45,172	$155,532	$159,882

INCOME BEFORE TAXES
Income before taxes – U.S. GAAP Basis	$25,060	$1,623	$68,669	$58,951
Adjustments to exclude accelerated compensation charges:
Acceleration of unamortized restricted stock units (a)	7,046	—	7,046	—

Income before taxes excluding accelerated compensation charges	$32,106	$1,623	$75,715	$58,951

NET INCOME
Net Income – U.S. GAAP Basis	$16,110	$1,994	$44,577	$34,526
Adjustments to exclude accelerated compensation charges:
Acceleration of unamortized restricted stock units (a)	7,046	—	7,046	—
Tax effect for acceleration of unamortized restricted stock units (b)	(2,721)	—	(2,721)	—

Net Income excluding accelerated compensation charges	$20,435	$1,994	$48,902	$34,526

DILUTED NET INCOME PER SHARE
Net Income per share – U.S. GAAP Basis	$0.53	$0.06	$1.44	$1.12
Net Income per share excluding accelerated compensation charges (c)	$0.67	$0.06	$1.58	$1.12

This presentation includes non-U.S. GAAP measures. Our non-U.S. GAAP measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP.

Notes to Reconciliation of U.S. GAAP Results to Results Excluding Accelerated Compensation Charge

(a)	Refers to a pre-tax charge in the fourth quarter of 2011 to compensation and benefits expense of $7.0 million for the accelerated vesting of restricted stock awards previously granted to two Managing Directors who died in an airplane accident on December 20, 2011.
(b)	Reflects the adjustment to the income tax expense for the exclusion of the accelerated compensation charge based upon the U.S. effective tax rate, which was the jurisdiction where the Managing Directors were employed.
(c)	Reflects the adjustment to the weighted average shares outstanding related to the shares associated with the accelerated vesting of restricted stock awards described in note (a) above. The weighted average shares outstanding included in the computation of net income per share excluding the accelerated compensation charges are as follows:

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Basic	30,345,821	30,891,677	30,975,764	30,726,628
Diluted	30,352,444	30,952,190	30,989,687	30,776,034